UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 6, 2020 (June 30, 2020)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[☐] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [☐]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed, National Instruments Corporation (“NI”) entered into an Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, dated June 12, 2020 (the "Credit Agreement"), which provides for an initial $145 million credit facility consisting of a secured revolving loan facility in an aggregate principal amount of up to $75 million, and a secured term loan facility in an aggregate principal amount of up to $70 million, which term loan facility is available until the date that is 60 days following the closing date of the Credit Agreement. The material terms of the Credit Agreement are described on the Form 8-K filed with the Securities and Exchange Commission ("SEC") by NI on June 15, 2020, and incorporated herein by reference, and the foregoing description of the material terms of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement, which will be filed with NI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

On June 30, 2020, NI drew down the full secured term loan facility in an aggregate principal amount of $70 million under the Credit Agreement. The initial interest rate for the term loan under the Credit Agreement is LIBOR for a three-month interest period plus 2.25% per annum. NI elected to draw on the term loan facility to finance a portion of the $365 million purchase price payable by NI pursuant to the previously announced Share Purchase Agreement with Optimal Plus Ltd. ("OptimalPlus"), as further described below. Also on June 30, 2020, NI drew down a portion of the revolving loan facility in an aggregate principal amount of $20 million under Credit Agreement. The initial interest rate for the revolving line of credit under the Credit Agreement is LIBOR for a three-month interest period, plus a margin of 2.25% per annum.

Item 8.01	Other Events

On July 2, 2020, NI completed the acquisition of all of the share capital of OptimalPlus, through its wholly-owned subsidiary, National Instruments Israel Ltd., a company organized under the laws of Israel, subject to the terms of the Share Purchase Agreement, dated May 27, 2020, as previously disclosed on NI's Form 8-K filed with the SEC on June 2, 2020, for approximately $365 million. NI funded a portion of the transaction using the initial term loan from the Credit Agreement. Final consideration will be subject to a post-closing adjustment for the change in net working capital to the date of closing.

Neither NI nor any of its affiliates, and neither any director or officer of the registrant nor to the knowledge of NI any associate of any such director or officer, has any material relationship with OptimalPlus, other than with respect to the transaction.

A copy of the press release announcing the closing of the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits.

Item	Description
99.1	Press Release, dated July 6, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ R. Eddie Dixon, Jr.
Name: R. Eddie Dixon, Jr. Title: Vice President, General Counsel and Secretary

Date: July 6, 2020